PARK CITY GROUP CEO REPORTS FY2005 RESULTS AND
                OPTIMISTIC FY2006 VIEW IN LETTER TO SHAREHOLDERS


PARK CITY, UTAH - October 13, 2005 - Park City Group, Inc. (OTCBB: PKCY) announced today that its CEO, Randy Fields has reported FY2005 results from the recently filed FY2005 10KSB and the expectations for the upcoming year in a letter to the shareholders of the company. Key points of the letter include:

         o FY2005 ended on a disappointing note, with two major contracts being deferred until FY2006
                  o FY2005 - Excellent results already achieved by the newly focused professional services consulting practice.
                  o        FY2005 - Addition of five new customer companies
                  o FY2005 - Increased market opportunities from strategic alliances in Grocery and Convenience store markets

         o FY2006 a strong start to the year with expected first quarter results soon to be reported, including significant improvements to the Company's balance sheet and significant reductions in the Company's outstanding debt
                  o FY2006 - A newly formed partnership between IMI/Cannon and the Company to result in access to new markets and increased retail market opportunities
                  o FY2006 - Increase efforts to improve Company visibility with investors


The text in its entirety is posted on the Company's website -

http://www.parkcitygroup.com/pr/2005/10_2005_ceoletter.htm

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Page 2 - PARK CITY GROUP CEO REPORTS FY2005 RESULTS
AND OPTIMISTIC FY2006 VIEW IN LETTER TO SHAREHOLDERS


About Park City Group:
----------------------
Park City Group, Inc. develops and markets patented computer software that helps its retail customers to increase their sales while reducing their inventory and labor costs: the two largest, controllable expenses in the retail industry. The technology has its genesis in the operations of Mrs. Fields Cookies, co-founded by Randy Fields, CEO of Park City Group, Inc. Industry leading customers such as The Home Depot, Victoria's Secret, The Limited, Anheuser Busch Entertainment and Tesco Lotus benefit from our software. Feel free to contact us (Media Contact Randy Fields) at 800.772.4556 or info@parkcitygroup.com. To find out more about Park City Group (OTCBB: PKCY, Berlin: WKN# 925919), visit our website at www.parkcitygroup.com.


Statements in this press release that relate to Park City Group's future plans, objectives, expectations, performance, events and the like are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934. Future events, risks and uncertainties, individually or in the aggregate, could cause actual results to differ materially from those expressed or implied in these statements. Those factors could include changes in economic conditions that may change demand for the Company's products and services and other factors discussed in the "forward-looking information" section and the "risk factor" section of the management's discussion and analysis included in the Company's report on Form 10-K for the year ended June 30, 2005 filed with the Securities and Exchange Commission. This release is comprised of interrelated information that must be interpreted in the context of all of the information provided and care should be exercised not to consider portions of this release out of context. Park City Group uses paid services of investor relations organizations to promote the Company to the investment community. Investments in any company should be considered speculative and prior to acquisition, should be thoroughly researched. Park City Group does not intend to update these forward-looking statements prior to announcement of quarterly or annual results.

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